QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Nos. 333-25701, 333-04676, 333-60611, 333-65978, 333-137959, 333-162548, 333-176138 and 333-178610) on Form S-8 and Registration Statements (Nos. 333-146728 and 333-162464) on Form S-3 of Digital Generation, Inc. and in the related Prospectuses of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Digital Generation, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Digital Generation, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Dallas, Texas
February 29, 2012

QuickLinks

  Exhibit 23.1